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 Exhibit 11


                        STANLEY FURNITURE COMPANY, INC.
             SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)
                     (In thousands, except per share data)
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                                     Three Months Ended    Six Months Ended
                                     June 30,   July 2,   June 30,    July 2,
                                      1996       1995       1996       1995
Net income used in calculating pri-
  mary and fully diluted earnings
  per common share..................  $1,704    $  719      $3,287   $1,513


Primary earnings per common share:

Weighted average shares outstanding.   4,727     4,727       4,727    4,727
Add shares issuable assuming excer-
  cise of stock options.............     115                    48

Weighted average number of shares
  used in calculating primary
  earnings per common share.........   4,842     4,727       4,775    4,727


  Primary earnings per common share.  $  .35    $  .15      $  .69   $  .32


Fully diluted earnings per common share:

Weighted average shares outstanding.   4,727     4,727       4,727    4,727
Add shares issuable assuming excer-
  cise of stock options.............     115                    74
Weighted average number of shares
  used in calculating fully diluted
  earnings per common share.........   4,842     4,727       4,801    4,727


  Fully diluted earnings per common
    share...........................  $  .35    $  .15      $  .68  $   .32




10QEX11




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